Exhibit 99.1

Bellicum Pharmaceuticals Reports First Quarter 2017 Financial Results

HOUSTON, TX—May 8, 2017— Bellicum Pharmaceuticals, Inc. (Nasdaq:BLCM), a leader in developing novel, controllable cellular immunotherapies for cancers and orphan inherited blood disorders, today reported financial results for the first quarter ended March 31, 2017 and provided an update on recent developments.

“We had a productive first quarter across our pipeline,” said Rick Fair, Bellicum’s President & Chief Executive Officer. “We continued to make progress on the registration trial for BPX-501, and presented updated clinical data highlighting its potential to transform patients’ lives. We are actively recruiting initial clinical trials with our controllable CAR T and TCR product candidates, and presented preclinical data on exciting new enhancements to our pioneering technology platform. This progress underscores our commitment to developing novel cell therapies in areas of dire need.”

PROGRAM HIGHLIGHTS AND CURRENT UPDATES

BPX-501
Adjunct T-cell therapy, administered after allogeneic hematopoietic stem cell transplantation, to support faster immune recovery, improved infection control, and reduced mortality and Graft versus Host Disease (GvHD)

•	Registration Studies Advancing in the European Union
Bellicum continues to enroll its registration trial in the E.U. with BPX-501 and rimiducid in pediatric patients with orphan inherited blood disorders or hematologic cancers receiving a haploidentical transplant, and is preparing to initiate a separate observational trial in a comparative sample of patients receiving a matched unrelated donor, or MUD, transplant to support regulatory submission.

•	Preparation Ongoing for U.S. Registration Trials
Bellicum continues to prepare for pivotal trials of BPX-501 in the U.S. in pediatric patients with orphan inherited blood disorders and blood cancers and in adults with high- and intermediate-risk AML receiving haploidentical transplant.

•	Data Update Highlights Promise of BPX-501 Clinical Program
At the Bone Marrow Transplant (BMT) Tandem Meeting in February, Bellicum reported data from the BP-004 trial which showed a low incidence of transplant-related mortality, rapid immune recovery, a low rate of GvHD that was manageable with standard treatments or rimiducid, and no serious adverse events associated with the use of BPX-501 or rimiducid.

BPX-601
Novel GoCAR-T™ product candidate designed with the proprietary iMC activation switch to improve efficacy

•	Phase 1 BPX-601 Clinical Trial Underway
Bellicum is evaluating its first GoCAR-T product candidate in patients with nonresectable pancreatic cancer who test positive for prostate stem cell antigen (PSCA).

BPX-701
High affinity T-cell receptor (TCR) product candidate designed with the CaspaCIDe® safety switch

•	Phase 1 BPX-701 Clinical Trial Enrolling
The trial is recruiting HLA-A2 positive patients with refractory or relapsed acute myeloid lymphoma (AML) and myelodysplastic syndromes (MDS) who test positive for preferentially-expressed antigen in melanoma (PRAME).

PRECLINICAL RESEARCH

•
In April, Bellicum reported positive preclinical data at AACR on the first-ever dual-switch technology incorporated into CAR T and TCR constructs, an approach offering the possibility of both activating cells to enhance efficacy and eliminating them to manage toxicity in a single product.

FIRST QUARTER 2017 FINANCIAL RESULTS

Cash Position and Guidance: During the first quarter of 2017, Bellicum completed an underwritten public offering of common stock that provided approximately $64.6 million of net proceeds. Bellicum also borrowed the final $10.0 million tranche under its loan agreement with Hercules Capital. As of March 31, 2017, the Company had cash, restricted cash and investments totaling $164.6 million, compared to $113.4 million at December 31, 2016. Based on current operating plans, Bellicum expects to end 2017 with approximately $85 to $95 million in cash and investments, and that current cash resources will be sufficient to meet operating requirements through the end of 2018.

Net Loss: Bellicum reported a net loss of $22.0 million for the first quarter of 2017, compared to a net loss of $15.1 million for the first quarter of 2016. The results included non-cash, share-based compensation charges of $3.4 million and $3.1 million for the first quarter of 2017 and 2016, respectively.

R&D Expenses: Research and development expenses were $15.3 million and $10.9 million for the three months ended March 31, 2017 and 2016, respectively. The higher 2017 costs were due primarily to an additional $2.9 million of clinical development expenses for BPX-501 reflecting increased clinical trial activities and manufacturing costs due to increased enrollment in clinical trials, and an additional $1.5 million of expenses for increased personnel, overhead charges and manufacturing facility start-up costs.

G&A Expenses: General and administrative expenses were $5.9 million for the three months ended March 31, 2017, and $4.3 million for the three months ended March 31, 2016. The increase in G&A expenses of $1.6 million in 2017, was due primarily to higher personnel costs as a result of hiring additional employees and to severance costs.

Shares Outstanding:
At March 31, 2017, Bellicum had 33,078,089 shares of common stock outstanding.

About Bellicum Pharmaceuticals
Bellicum is a clinical stage biopharmaceutical company focused on discovering and developing cellular immunotherapies for cancers and orphan inherited blood disorders. Bellicum is using its proprietary Chemical Induction of Dimerization (CID) technology platform to engineer and control components of the immune system. Bellicum is developing next-generation product candidates in some of the most important areas of cellular immunotherapy, including hematopoietic stem cell transplantation (HSCT), and CAR T and TCR cell therapies. More information can be found at www.bellicum.com.

About BPX-501
BPX-501 is an adjunct T-cell therapy administered after allogeneic HSCT, comprising genetically modified donor T cells incorporating Bellicum’s CaspaCIDe® safety switch. It is designed to provide a safety net to eliminate alloreactive BPX-501 T cells (via administration of activator agent rimiducid) should uncontrollable GvHD occur. This enables physicians to more safely perform stem cell transplants by adding back BPX-501 engineered T cells to speed immune reconstitution and provide control over viral infections, without unacceptable risk of uncontrollable GvHD. The ongoing BP-004 Phase 1/2 clinical trial of BPX-501 is being conducted at transplant centers in the U.S. and Europe with pediatric patients with blood cancers and orphan inherited blood disorders.

Forward-Looking Statement
This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Bellicum may, in some cases, use terms such as "predicts," "believes," "potential," "proposed," "continue," “designed,” "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our research and development activities relating to BPX-501, rimiducid, CaspaCIDe, dual switch, CAR-T and TCR programs; the effectiveness of BPX-501, its possible range of application and potential curative effects and safety in the treatment of diseases, including as compared to other treatment options and competitive therapies; the timing and success of our clinical trials, including comparator trials; the rate and progress of enrollment in our clinical trials for BPX-501, BPX-701 and BPX-601, including our planned registration trials for BPX-501 and rimiducid; the timing of regulatory filings for BPX-501 and rimiducid; our research and development activities relating to our GoCAR-T and GoTCR technologies; and, our expectations regarding our cash position. Various factors may cause differences between Bellicum’s expectations and actual results as discussed in greater detail under the heading “Risk Factors” in Bellicum’s filings with the Securities and Exchange Commission, including without limitation our annual report on Form 10-K for the year ended December 31, 2016 and our report on Form 10-Q for the quarter ended March 31, 2017. Any forward-looking statements that Bellicum makes in this press release speak only as of the date of this press release. Bellicum assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

BELLICUM PHARMACEUTICALS, INC.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2017	December 31, 2016
Current Assets:
Cash and cash equivalents	$96,640	$33,140
Investment securities, available-for-sale, short-term	50,924	70,632
Receivables and other current assets	2,733	1,838

Non-Current Assets:
Investment securities, available-for-sale, long-term	9,702	—
Property and equipment, net	21,031	16,504
Restricted cash	7,371	9,640
Other assets, net	358	283
Total assets	$188,759	$132,037

Current Liabilities:
Accounts payable and other accrued liabilities	13,096	12,986
Current maturity of long-term debt	—	1,787
Other current liabilities	387	340

Long-Term Liabilities:
Long-term debt	30,312	18,436
Other liabilities, net of current portion	1,840	1,914

Total Stockholders' Equity	143,124	96,574
Total liabilities and stockholders' equity	$188,759	$132,037

BELLICUM PHARMACEUTICALS, INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2017	2016

Grant Revenues	$128	$92

Operating Expenses:
Research and development	15,295	10,858
License fees	355	130
General and administrative	5,927	4,284
Total operating expenses	21,577	15,272
Operating loss	(21,449)	(15,180)

Interest income, net	(524)	105
Net loss attributable to common shareholders	$(21,973)	$(15,075)

Net loss per share attributable to common shareholders, basic and diluted	$(0.80)	$(0.56)

Weighted-average common shares outstanding, basic and diluted	27,295,842	26,882,526

Investors:
Bellicum Pharmaceuticals, Inc.
Alan Musso, CFO
832-384-1116
amusso@bellicum.com

Media:
BMC Communications
Brad Miles
646-513-3125
bmiles@bmccommunications.com